                                                                      EXHIBIT 12
                           COLONIAL PROPERTIES TRUST
                      CONSOLIDATED AND COMBINED INCLUDING
                             PREDECESSOR BUSINESS
                        EARNINGS TO FIXED CHARGES RATIO

                                      Nine Months Ended                             Year Ended December 31
                                     ------------------  ----------------------------------------------------------------------
                                     September 30, 1996      1995          1994          1993           1992           1991
                                     ------------------   -----------   -----------   -----------   ------------   ------------
Income before gains from
  sales of property and
  extraordinary items                    $28,503,819      $25,304,113   $16,645,298   $ 4,219,501   $  (780,119)   $(3,365,952)
                                         -----------      -----------   -----------   -----------   -----------    -----------

Fixed charges:
  Interest expense                        16,614,047       24,059,736    10,876,513    12,771,645    14,508,800     14,654,142
  Interest expense capitalized             2,588,799          868,093       333,197            -0-      131,890        799,553
  Amortization of debts issuance
     costs and interest rate caps          1,241,498        2,445,773     2,243,663       736,504       249,246        292,082
                                         -----------      -----------   -----------   -----------   -----------    -----------

Total Fixed Charges                       20,444,344       27,285,973    13,453,373    13,508,149    14,889,936     15,745,777
                                         -----------      -----------   -----------   -----------   -----------    -----------

Earnings                                  48,948,163      $52,352,816   $30,098,671   $17,727,650   $14,109,817    $12,379,825
                                         ===========      ===========   ===========   ===========   ===========    ===========

Ratio of Earnings to
  Fixed Charges                                 2.39             1.92          2.24          1.31           .95            .79
                                         ===========      ===========   ===========   ===========   ===========    ===========

Earnings deficiency to
  cover fixed charges                            N/A              N/A           N/A            NA   $   780,119    $ 3,365,952
                                         ===========      ===========   ===========   ===========   ===========    ===========